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                                  EXHIBIT 10.3

                           AMENDMENT AND EXTENSION OF
                              EMPLOYMENT AGREEMENT

      THIS AMENDMENT AND EXTENSION OF EMPLOYMENT AGREEMENT ("Amendment") is made on November 29, 2004, ("Effective Date") by and between THE BON-TON STORES, INC., a Pennsylvania corporation (the "Company"), and JAMES M. ZAMBERLAN ("Employee").

                              W I T N E S S E T H:

      WHEREAS, Elder-Beerman Stores Corp. ("Elder-Beerman") and the Employee are parties to an Employment Agreement dated December 30, 1997, as modified June 15, 2001 ("Prior Agreement"); and

      WHEREAS, there has been a Change in Ownership of Elder-Beerman; and

      WHEREAS, the Company wishes to fully preserve certain rights of Employee under the Prior Agreement while at the same time offering Employee a promotion and continuing employment beyond the term of the Prior Agreement.

      NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:

      1. Assumption of Prior Employment Agreement. The Company assumes and agrees to perform the Prior Agreement pursuant to Section 5.2(a) thereof. Employee agrees that the Prior Agreement shall inure to the benefit of the Company. All terms of the Prior Agreement shall remain in effect except as modified by paragraphs 2 through 10 below.

      2. Duties. Section 2.3 of the Prior Agreement is amended to provide as follows: Employee will serve as the Company's Executive Vice President, Stores. Employee shall have

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all the duties and responsibilities normally attendant to the position of
Executive Vice President, Stores or such other executive duties as may from time to time reasonably be assigned to Employee and shall report directly to the Chief Executive Officer of the Company. Employee will be required to perform his duties at the principal offices of the Company located in York, Pennsylvania. In lieu of relocation, the Company will make available to Employee upon request an allowance of $130,000 (based on estimated cost of full relocation, subject to deductions for taxes) to be used by Employee for expenses associated with maintaining a temporary residence in York. Employee's acceptance of this allowance shall make him ineligible for reimbursement of expenses associated with relocation to York under the Company's relocation policy either now or in the future; provided, however, that Employee's expenses of reasonable business travel between either his permanent residence in Ohio or his temporary residence in York and other Company locations (including locations in Ohio) shall be reimbursed pursuant to the Company's business expense policy. In the event that the Employee voluntarily terminates his employment prior to January 28, 2006, he shall be obligated to repay the allowance on a pro-rated basis, according to the following formula: the amount of $7142.86 shall be repaid for each full or partial month from December 2004 through January 2006 that remains in the term of this Agreement as of the date of the Employee's termination.

      3. Term of Agreement; Extension. Section 2.2 of the Prior Agreement is amended to provide that the Prior Agreement shall be extended to January 28, 2006 ("the Term"), unless sooner terminated in accordance with Section 2.7 of the Prior Agreement and Paragraph 6 below. Thereafter, the Term shall be indefinitely extended until either party provides notice of termination to the other pursuant to Section 2.7 of the Prior Agreement and Paragraph 6 below.

      4.    Compensation.

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            Section 2.4 of the Prior Agreement is amended as follows:

            Salary. Employee's base salary shall be increased to $400,000 per year effective November 21, 2004.

            Bonus. Commencing January 30, 2005, Employee shall be eligible to earn an annual bonus of up to 80% (40% target) of his base salary for each full fiscal year during which Employee continues to be the Executive Vice President, in accordance with objectives to be determined by the Company. To the extent reasonably practicable, the annual bonus shall be computed within 90 days following the close of the Company's fiscal year and paid within 30 days of its computation.

      5. Restricted Shares and Options. On the Effective Date, Employee shall be granted 7,000 restricted shares of the Company's Common Stock ("Restricted Shares") and an option to purchase 5,000 shares of the Company's Common Stock at the fair market value on the date of grant ("Options"). The Options and Restricted Shares will be granted pursuant to the terms of the Company's 2000 Stock Incentive Plan or a similar plan. Employee's ownership of all Restricted Shares and the Options will both vest on January 28, 2006, provided that Employee is continuously employed by the Company from the Effective Date through January 28, 2006, provided that in the event that the Company terminates this Agreement and the Employee's employment without "Cause" as defined in the Prior Agreement after October 24, 2005 but prior to January 28, 2006, Employee's ownership of all Restricted Shares and Options will vest as of the date of termination.

      6.    (a)   Termination of Employment Prior to Second Anniversary Date.
Section 2.7 of the Prior Employment Agreement shall remain in effect until the second anniversary of the

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Change of Ownership resulting from the Company's acquisition of the stock of
Elder-Beerman, October 24, 2005. The Company agrees that "Good Reason" now exists for Employee to terminate his employment by virtue of the relocation of his principal executive office, and will exist until January 28, 2006.

            (b) Termination of Employment Due to Death or Disability. In the event of Employee's death at any time during his employment by Company during the Term of this Agreement, a payment of $1,039,367 will be made to his Estate. In the event of the termination of Employee's employment by the Company at any time during the Term of this Agreement due to his disability, a termination payment of $1,039,367 will be made to Employee.

            (c) Termination of Employment On or After Second Anniversary Date. On or after the second anniversary of the Change of Ownership resulting from the Company's acquisition of the stock of Elder-Beerman, Section 2.7(a) of the Prior Agreement shall be amended to provide in its entirety as follows: In the event that Employee's employment is terminated by the Company without Cause after the Second Anniversary of a Change of Ownership or at the end of the Term, or by the Employee for any reason, or without reason, Employee shall be entitled to a termination payment equal to $1,039,367. Sections 2.7(b), (c) and (d) of the Prior Agreement shall remain in effect after the Second Anniversary of the Change of Ownership.

            (d) Release. The Employee's right to commencement and continuation of payments and continued benefits or a termination payment under paragraph 6(a), 6(b) or 6(c) above shall be contingent upon execution and delivery of a release pursuant to Section 5.1 of the Prior Agreement by Employee and/or his Estate.

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      7.    Notices. Paragraph 5.6 of the Prior Agreement is amended to provide:
All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered (personally, by courier service such as Federal Express, or by messenger) or when deposited in the United States mails, registered or certified mail, postage pre-paid, return receipt requested, addressed as set forth below:

                  If to the Company:

                           The Bon-Ton Stores, Inc.
                           2801 East Market Street
                           York, PA 17402
                           Attention: Chief Executive Officer

                           with a copy to:

                           Henry F. Miller, Esquire
                           Wolf, Block, Schorr and Solis-Cohen LLP
                           1650 Arch Street
                           22nd Floor
                           Philadelphia, PA 19103-2097

                  If to Employee:

                           James M. Zamberlan
                           5746 Chestnut Ridge Drive
                           Cincinnati, OH 45401

      In addition, notice by mail shall be by air mail if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

      8. Controlling Law. Paragraph 5.3 of the Prior Agreement is amended to provide in its entirety as follows: This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations

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of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

      9. Legal Fees. The Company agrees to pay Employee's reasonable legal expenses and costs in connection with this Agreement up to a maximum of $7,500.00.

      10. Deductions for Taxes. Employee agrees that the Company may withhold and deduct from any payment due to him under this Agreement such amounts as may be required to comply with all applicable federal, state and local laws.

      11. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered, in Pennsylvania, this Agreement as of the date first above written.

                                               THE BON-TON STORES, INC.

                                               By: /s/ Byron Bergren
                                                   Byron Bergren
                                                   Chief Executive Officer

                                               JAMES M. ZAMBERLAN

                                               /s/ James M. Zamberlan

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